Exhibit 99.4
THIRD AMENDMENT TO
VOTING TRUST AGREEMENT
THIS THIRD AMENDMENT TO VOTING TRUST AGREEMENT (the “Third Amendment”) is entered into as of the 1st day of August 1995, by and between Juanita A. Borick and Louis L. Borick, individually and as Trustee (as such term is defined in that certain Voting Trust Agreement (the “Agreement”) entered into as of January 1, 1985, as amended by the First Amendment dated as of October 13, 1989 (the “First Amendment”) and the Second Amendment dated as of October 15, 1992 (the “Second Amendment”) and is made with reference to the following facts:
A. The Agreement provides for the establishment of a Voting Trust with respect to certain shares of common stock of Superior Industries International, Inc., a California corporation (formerly a Delaware corporation), owned by Juanita A. Borick and Louis L. Borick and the depositing of those shares with Mr. Borick, as Trustee under the Agreement.
B. The Agreement had an-initial term of five years, through December 31, 1989. The First Amendment extended the term. of the Agreement through December 31, 1992 and the Second Amendment extended the term through December 31, 1995.
C. Juanita A. Borick and Louis L. Borick now desire to further extend the term of the Agreement for an additional two years through December 31, 1997.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Juanita A. Borick and Louis L. Borick, individually and as Trustee, hereby agree as follows:
1. The term of the Agreement is hereby extended for an additional two years, through and until 11:59 P.M. on December 31, 1997, during which time the Agreement shall continue in full force and effect unless terminated prior thereto in accordance with its terms.
2. Except as expressly amended hereby, all of the other provisions of the Agreement shall remain-in full force and effect as written.
This Third Amendment is signed and delivered as of the 1st day of August, 1995 in Los Angeles, California.

/s/ Juanita A. Borick
Juanita A. Borick}

/s/ Louis L. Borick
Louis L. Borick

SUPERIOR INDUSTRIES INTERNATIONAL, INC.-
By	/s/ R. Jeffrey Ornstein
(R. Jeffrey Ornstein
Vice President)